EX-99.B-77D(a)

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

WADDELL & REED ADVISORS FUNDS

Supplement dated July 28, 2017 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated January 31, 2017

and as supplemented May 18, 2017 and July 14, 2017

The following replaces in its entirety the “The Funds, Their Investments, Related Risks and Restrictions — Investment Restrictions — Fundamental Investment Restrictions” section beginning on page 46:

Fundamental Investment Restrictions

The following, set forth in their entirety, are the Funds’ fundamental investment restrictions, which cannot be changed without shareholder approval for the affected Fund. For this purpose, shareholder approval for a Fund means the approval, at a meeting of Fund shareholders, by the lesser of (1) 67% or more of the Fund’s voting securities present at the meeting, if more than 50% of the Fund’s outstanding voting securities are present in person or by proxy or (2) more than 50% of the Fund’s outstanding voting securities. If a percentage restriction is adhered to at the time of an investment or transaction, later changes in the percentage resulting from a change in value of portfolio securities or amount of total assets will not be considered a violation of the restriction.

As to each Fund (unless otherwise specified):

1.

The Fund may not borrow money except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

2.

The Fund may not issue senior securities except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

3.

The Fund may not engage in the business of underwriting the securities of other issuers, except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

4.	For each Fund except Waddell & Reed Advisors Energy Fund (Energy Fund), Waddell & Reed Advisors Science and Technology Fund (Science and Technology Fund) and Cash Management:

The Fund may not purchase the securities of any issuer (other than securities issued or guaranteed by the U.S. government or any of its agencies or instrumentalities, securities of other investment companies and “tax-exempt securities” (i.e., securities the interest on which is not subject to Federal income tax) or such other securities as may be excluded for this purpose under the 1940 Act, the rules and regulations thereunder and any applicable exemptive relief) if, as a result, such purchase would result in the concentration (as that term may be defined in the 1940 Act, the rules and regulations thereunder and any applicable exemptive relief) of its investments in securities of issuers in any one industry.

For Energy Fund:

Under normal circumstances, the Fund will concentrate its investments in the energy industry. The Fund will not concentrate its investments in any other particular industry, except as permitted by exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

For Science and Technology Fund:

Under normal circumstances, the Fund will concentrate its investments in the securities of science and technology companies or companies that benefit from the application of science and/or technology. The Fund will not concentrate its investments in any other particular industry, except as permitted by exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

For Cash Management:

Except as permitted by exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction, the Fund may not make any investment if, as a result, the Fund’s investments will be concentrated in any one industry, except that the Fund may invest without limit in obligations issued by banks.

5.

The Fund may not purchase or sell real estate except as permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

6.

The Fund may not purchase or sell commodities or contracts related to commodities except to the extent permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

7.

The Fund may lend money or other assets to the extent permitted by (i) the 1940 Act, or interpretations or modifications by the SEC, SEC staff or other authority of competent jurisdiction, or (ii) exemptive or other relief or permission from the SEC, SEC staff or other authority of competent jurisdiction.

8.	For Municipal Funds:

Under normal circumstances, at least 80% of the net assets of Municipal Bond Fund, plus any borrowings for investment purposes, will be invested in municipal bonds.

Under normal circumstances, at least 80% of the net assets of Municipal High Income Fund, plus any borrowings for investment purposes, will be invested in municipal bonds.